Exhibit 10(m)

SNAP-ON INCORPORATED

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT is granted by SNAP-ON INCORPORATED (the “Company”) to each individual receiving and accepting the offer contained in the Retention Bonus Offer Letter (each such person being known as a “Key Employee”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to provide the Key Employee with an incentive to continue his or her employment with the Company and to motivate the Key Employee to maximize the value of the Company; and

WHEREAS, the Company has determined to grant the Key Employee a retention bonus pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Key Employee, the Company and the Key Employee hereby agree as follows:

1.	Retention Bonus.

(a)	Retention Bonus. The Company grants the Key Employee the opportunity to receive the retention bonus (the “Retention Bonus”) set forth in the Retention Bonus Offer Letter (the “Offer”) under the column titled “Bonus Amount.”

(b)	Vesting of the Retention Bonus. The Key Employee will become vested in 100% of the Retention Bonus if the Key Employee satisfies the vesting conditions in subsection 2(a) or 2(b) below. The Key Employee will become vested in a pro-rata portion of the Retention Bonus if the Key Employee terminates employment as a result of death, Disability or Retirement as provided in subsection 2(c) below.

(c)	Payment of the Retention Bonus. Within ten (10) business days after the Retention Bonus becomes vested, in whole or in part, the Company shall pay the vested portion of the Retention Bonus to the Key Employee in a lump sum.

2.	Employment Condition for the Retention Bonus.

Subject to the terms and conditions set forth herein,

(a)	Continued Employment. The Key Employee will become vested in 100% of the Retention Bonus if the Key Employee continues in employment with the Company or its subsidiaries through the third anniversary of the Grant Date set forth in the Offer. Absence of the Key Employee on leave approved by a duly elected officer of the Company, other than the Key Employee, shall not be considered a termination of employment during the period of such leave.

(b)	Change of Control. In the event of a “Change of Control” (as defined in the Company’s 2001 Incentive Stock and Awards Plan) while the Key Employee is employed by the Company or its subsidiaries, the Key Employee will become vested in 100% of the Retention Bonus.

(c)	Death, Disability or Retirement. In the case of termination of employment in the second or third year following the Grant Date as a result of death, Disability or Retirement, the Key Employee (or Beneficiary) will become vested in a pro-rata portion of the Bonus Amount set forth in the Offer. In such event, the amount payable to the Key Employee shall be based upon a fraction representing the portion of the three-year period that elapsed before the termination of the Key Employee’s employment.

(d)	Divestiture. In the event of the divestiture of a subsidiary, division or other business unit (including through the formation of a joint venture) which results in termination of employment with the Company and its subsidiaries, the Key Employee will become vested in a pro-rata portion of the Bonus Amount set forth in the Offer. In such event, the amount payable to the Key Employee shall be based upon a fraction representing the portion of the three-year period that elapsed before the termination of the Key Employee’s employment.

(e)	Forfeiture. Except as provided in (c) and (d) above, the Key Employee will immediately forfeit the right to receive the Retention Bonus if the Key Employee terminates employment with the Company and its subsidiaries prior to the third anniversary of the Grant Date.

(f)	Definitions. As used herein,

(i)	“Disability” means a medically-determinable physical or mental condition that is expected to be permanent and that results in the Key Employee being unable to perform one or more of the essential duties of the Key Employee’s occupation or a reasonable alternative offered by the Company or its subsidiaries, all as determined by the Committee or any successor to such committee that administers the Awards Plan (as the same may be amended).

(ii)	“Retirement” means termination of employment from the Company and its subsidiaries on or after satisfying the early or normal retirement age and service conditions specified in the retirement policy or retirement plan of the Company or one of its subsidiaries applicable to such Key Employee as in effect at the time of such termination.

3.	Detrimental Activity.

(a)	Activity During Employment. If, prior to termination of the Key Employee’s employment with the Company or during the one-year period following termination of the Key Employee’s employment with the Company, the Company becomes aware that, prior to termination, the Key Employee had engaged in detrimental activity, then the Committee in its sole discretion, for purposes of this Agreement, may characterize or recharacterize termination of the Key Employee’s employment as a termination to which this Section 3 applies and may determine or redetermine the date of such termination, and the Key Employee’s rights with respect to the Retention Bonus shall be determined in accordance with the Committee’s determination.

(b)	Activity Following Termination. If, within the six-month period following the Key Employee’s termination of employment with the Company, the Company becomes aware that the Key Employee has engaged in detrimental activity subsequent to termination, then the Key Employee’s rights with respect to the Retention Bonus shall be determined in accordance with any determination by the Committee under this Section 3.

(c)	Remedies. If the Key Employee has engaged in detrimental activity as described in subsections (a) and (b), then the Committee may, in its discretion, declare that the Key Employee has forfeited the Retention Bonus in whole or in part and cause the Key Employee to return any cash paid by the Company in respect of the Retention Bonus, whether or not the Key Employee has become vested under Section 2 before or after the date the Key Employee engaged in the detrimental activity or before or after the date of termination as determined or redetermined under subsection (a).

(d)	Allegations of Activity. If an allegation of detrimental activity by the Key Employee is made to the Committee, then the Committee may suspend the Key Employee’s rights in respect of the Retention Bonus to permit the investigation of such allegation.

(e)	Definition of “Detrimental Activity.” For purposes of this Agreement, “detrimental activity” means activity that is determined by the Committee in its sole discretion to be detrimental to the interests of the Company or any of its subsidiaries, including but not limited to situations where the Key Employee (i) divulges trade secrets of the Company, proprietary data or other confidential information relating to the Company or to the business of the Company or any subsidiaries, (ii) enters into employment with a competitor under circumstances suggesting that the Key Employee will be using unique or special knowledge gained as an employee of the Company to compete with the Company, (iii) uses information obtained during the course of his or her prior employment with the Company for his or her own purposes, such as for the solicitation of business and competition with the Company, (iv) is determined to have engaged (whether or not prior to termination due to retirement) in either gross misconduct or criminal activity harmful to the Company, (v) takes any action that harms the business interests, reputation or goodwill of the Company and/or its subsidiaries or (vi) fails to comply with lawful instruction of the board and in any such case the act or failure to act shall have been determined by the board to be materially harmful to the company, financially or otherwise.

4.	Tax Withholding.

The Company may deduct from all compensation payable under this Agreement any taxes or withholdings Company is required to deduct pursuant to state, federal or local laws.

5.	Beneficiary.

The person whom the Key Employee designates in writing to the Committee as his or her beneficiary shall be referred to as the “Beneficiary” and shall be entitled to receive the Retention Bonus that vests following the death of the Key Employee. The Key Employee may from time to time revoke or change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation that the Committee receives shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Key Employee’s death, and in no event shall any designation be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of the Key Employee’s death, or if no designated Beneficiary survives the Key Employee or if such designation conflicts with law, then the Key Employee’s estate shall be entitled to receive the Retention Bonus that vests following the death of the Key Employee. If the Committee is in doubt as to the right of any person to receive such Retention Bonus, then the Company may retain such Retention Bonus, without liability for any interest thereon, until the Committee determines the person entitled thereto, or the Company may deliver such Retention Bonus to any court of appropriate jurisdiction, and such delivery shall be a complete discharge of the liability of the Company therefor.

6.	Powers of the Company Not Affected.

Nothing in this Agreement shall confer upon the Key Employee any right to continue in the employment of the Company or interfere with or limit in any way the right of the Company to terminate the Key Employee’s employment at any time.

7.	Interpretation by Committee.

The Key Employee agrees that any dispute or disagreement that may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Awards Plan and any determination made by the Committee under this Agreement or such plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive.

8.	Miscellaneous.

(a)	This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof.

(b)	This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)	The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)

Any notice, filing or delivery hereunder or with respect to the Retention Bonus shall be given to the Key Employee at either his or her usual work location or work email address or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 2801 80th Street, Kenosha, Wisconsin 53143, Attention: Vice President-Human Resources. All such notices shall be given by first class mail, postage pre-paid, or by personal delivery or by email to the Key Employee at his or her Company email address.

(e)	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Key Employee, the Beneficiary and the personal representative(s) and heirs of the Key Employee, except that the Key Employee may not transfer any interest in any Retention Bonus prior to vesting.